EXHIBIT 21
Life Time Fitness, Inc.
List of Subsidiaries

Name	Jurisdiction of Formation
LTF Club Operations Company, Inc.	Minnesota
LTF Club Operations Company Canada Inc.	Ontario, Canada
LTF Management Services, LLC	Delaware
Bloomingdale LIFE TIME Fitness, L.L.C.	Illinois
LTF Real Estate MN-FL, LLC (99%)	Delaware
LTF Real Estate MN-FL Managing Member, Inc.	Delaware
LTF Real Estate MN-FL, LLC (1%)	Delaware
LTF Operations Holdings, Inc.	Minnesota
FCA Construction Company, LLC	Delaware
FCA Restaurant Company, LLC	Delaware
LTF Minnetonka Restaurant Company, LLC	Delaware
FCA Construction Company Canada Inc.	Ontario, Canada
LTF Club Management Company, LLC	Delaware
LTF Triathlon Series, LLC	Delaware
Chequamegon Fat Tire Festival, Inc.	Wisconsin
Creative & Production Resources, Inc.	Illinois
Leadville Trail 100, Inc.	Colorado
The Red Rock Company, Inc.	Colorado
CEO Challenge, LLC	Colorado
ChronoTrack Systems Corp.	Delaware
ChronoTrack International Sales Corporation	Delaware
ChronoTrack Systems Europe B.V.	Netherlands
LTF Lease Company, LLC	Delaware
LTF Yoga Company, LLC	Delaware
LTF Real Estate Holdings, LLC	Delaware
LTF Real Estate Company, Inc.	Minnesota
LTF CMBS I, LLC (99%)	Delaware
LTF Ground Lease Company, LLC	Delaware
LTF Real Estate Company Canada Inc.	Ontario, Canada
LTF CMBS Managing Member, Inc.	Delaware
LTF CMBS I, LLC (1%)	Delaware
LTF Real Estate MP I, LLC	Delaware
LTF Real Estate VRDN I, LLC	Delaware
LTF Real Estate Voyager I, LLC	Delaware
LTF Real Estate Voyager II (WBL), LLC	Delaware
LTF Real Estate Voyager III (Bloomington), LLC	Delaware
LTF Real Estate CBC I (Chan Club), LLC	Delaware
Non-profit corporation: Life Time Fitness Foundation	Minnesota

NOTES:
Subsidiaries of subsidiary companies are indented and follow the respective companies by which they are controlled. Unless the percentage of ownership is denoted above, the percentage of ownership is 100.0%, with the exception of Bloomingdale LIFE TIME Fitness, L.L.C., in which Life Time Fitness, Inc. holds a 33% interest.